As filed with the Securities and Exchange Commission on May 7, 2008

Registration No. 333-133261

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

____________________

POST-EFFECTIVE AMENDMENT NO. 1

TO FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

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UAP Holding Corp.

(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	11-3708834 (IRS Employer Identification No.)

7251 W. 4th Street

Greeley, Colorado 80634

(Address, including zip code, of Registrant’s principal executive offices)

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UAP 2004 Long-Term Incentive Plan

UAP 2003 Stock Option Plan

UAP 2004 Non-Executive Director Stock Option Plan

UAP Director Deferred Compensation Plan

(Full title of the plan)

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Todd A. Suko, Esq.

Vice President, General Counsel & Secretary

UAP Holding Corp.

7251 W. 4th Street

Greeley, Colorado 80634

(970) 356-4400

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Leslie O’Donoghue, Esq. Agrium Inc. 13131 Lake Fraser Drive S.E. Calgary, Alberta Canada T2J 7E8 (403) 225-7000	Edwin S. Maynard, Esq. Robert B. Schumer, Esq. Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, New York 10019-6064 (212) 373-3097	Patrick C. Finnerty, Esq. Blake, Cassels & Graydon LLP 3500 Bankers Hall East Tower 855 Second Street SW Calgary, Alberta, Canada T2P 4J8 (403) 260-9600

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This Post-Effective Amendment to Registration Statement No. 333-133261 shall become effective automatically upon the date of filing in accordance with Rules 456 and 464 promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

RECENT EVENTS - DEREGISTRATION

This Post-Effective Amendment relates to the Registration Statement on Form S-8 (File No. 333-133261) filed by UAP Holding Corp., a Delaware corporation (the “Company”), with the Securities and Exchange Commission on April 13, 2006 (the “Registration Statement”), which registered an aggregate amount of 5,129,423 shares of common stock of the Company, par value $0.001 per share (“Common Stock”), relating to the Company’s UAP 2004 Long-Term Incentive Plan, UAP 2003 Stock Option Plan, UAP 2004 Non-Executive Director Stock Option Plan, UAP Director Deferred Compensation Plan.

On December 2, 2007, the Company entered into a definitive Agreement and Plan of Merger (the “Merger Agreement”) with Agrium Inc., a corporation governed by the Canada Business Corporations Act (“Agrium”), and Utah Acquisition Co., a Delaware corporation and an indirect wholly-owned subsidiary of Agrium (“Merger Sub”). On May 7, 2008, pursuant to the terms of the Merger Agreement, Merger Sub was merged with and into the Company, with the Company remaining as the surviving corporation of the merger (the “Merger”). As a result of the Merger, the Company became an indirect wholly-owned subsidiary of Agrium and all shares of Common Stock that were issued and outstanding immediately prior to the effective time of the Merger (other than shares of Common Stock held by the Company or any wholly-owned subsidiary of the Company, or those that were owned by Agrium, Merger Sub or any other wholly-owned subsidiary of Agrium, and dissenting shares) were converted into the right to receive an amount in cash equal to $39.00 per share of Common Stock, without interest.

As a result of the Merger, the Company has terminated all offerings of its Common Stock pursuant to its existing registration statements, including the Registration Statement. In accordance with the foregoing, the Company hereby removes from registration all the shares of Common Stock under the Registration Statement which remain unissued and unsold as of the date hereof.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and the Registrant has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greeley, State of Colorado, on this 7th day of May, 2008.

UAP HOLDING CORP.

By:	/s/ RICHARD L. GEARHEARD _____

Richard L. Gearheard

President, Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act, this Post-Effective Amendment has been signed below on May 7, 2008 by the following persons in the capacities indicated:

Signature	Title

/s/ RICHARD L. GEARHEARD	President, Chief Executive Officer and
Richard L. Gearheard	Director (principal executive officer)

/s/ ANTHONY M. ENGEL	Executive Vice President, Chief
Anthony M. Engel	Financial Officer and Director (principal financial officer)

/s/ ALAN E. KESSOCK	Chief Accounting Officer and Corporate
Alan E. Kessock	Controller (principal accounting officer)

/s/ THOMAS E. WARNER	Director
Thomas E. Warner

/s/ BRUCE G. WATERMAN	Director
Bruce G. Waterman